Exhibit 99.2

THOMAS PROPERTIES GROUP, INC. ANNOUNCES

FIRST QUARTER 2007 RESULTS

Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the results of operations for the quarter ended March 31, 2007.

The results of operations presented in this release include TPGI’s results of operations for the three months ended March 31, 2007 and 2006. The consolidated net loss for the three months ended March 31, 2007 was $255,000 or $0.02 per share compared to consolidated net loss of $1,428,000 or $0.10 per share for the three months ended March 31, 2006.

TPGI’s share of after tax cash flow (a non-GAAP financial measure), for the three months ended March 31, 2007 was $3,373,000 or $0.23 per share compared to an after tax cash flow amount of $1,407,000 or $0.10 per share for the three months ended March 31, 2006. We define after tax cash flow (ATCF) as net income (loss) excluding the following items: deferred income tax expense, minority interest, non-cash charges for depreciation and amortization, amortization of loan costs, non-cash compensation expense, straight-line rent adjustments and fair market value rent adjustments. ATCF is further described in note (c) to the financial statements below.

“We are pleased with the results of the first quarter of 2007, as we continue to increase the value of our company by developing, acquiring and renovating assets and by expanding our investment management business,” said James A. Thomas, CEO and President. “During the first quarter, we increased the size of our portfolio to 12 million square feet by purchasing two properties totaling approximately 586,000 square feet in Fairfax, Virginia, further strengthening our position in that market. We have committed to acquire an approximately 3.5 million square foot office portfolio in Austin, Texas, which will give us a dominant position in one of the fastest growing office markets in the country. In April 2007, we completed a very successful secondary offering of 9.2 million shares of common stock, providing funds for the continued growth of the firm and increasing the liquidity and public float of our stock.”

Financial schedules follow. Further information is available in the Supplemental Financial Information for the First Quarter 2007, which is available in the Investor Relations section (Financial Information) on TPGI’s website at www.tpgre.com, or by calling Diana Laing, Chief Financial Officer, at the number below.

Teleconference and Webcast

TPGI will hold a quarterly earnings conference call on Thursday, May 10, 2007, at 10:00 a.m. Pacific Time. To participate in the call, dial 866-578-5788 (US) or 617-213-8057 (International), and provide confirmation code 14447111. A live webcast (listen only mode) of the conference call will also be available at this time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through May 31, 2007 by calling 888-286-8010 (US) or 617-801-6888 (International), and providing confirmation code 48187625. A webcast replay of the call will also be available from the Investor Relations section of our website at www.tpgre.com.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.

Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate operating company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures.

Forward Looking Statements

Statements made in this press release or during the conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations” in our 10-K for the year ended December 31, 2006 and also Amendment No. 1 thereto on Form 10-K/A, which have been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data).

(unaudited)

	Three months ended March 31,
	2007	2006
Revenues:
Rental	$8,162	$8,295
Tenant reimbursements	5,171	4,893
Parking and other	1,018	897
Investment advisory, management, leasing, and development services	2,203	1,414
Investment advisory, management, leasing, and development services—unconsolidated real estate entities	4,358	2,173

Total revenues	20,912	17,672

Expenses:
Rental property operating and maintenance	4,350	4,328
Real estate taxes	1,475	1,456
Investment advisory, management, leasing, and development services	2,332	1,803
Rent—unconsolidated real estate entities	60	58
Interest	4,261	5,487
Depreciation and amortization	3,059	3,105
General and administrative	5,118	3,274

Total expenses	20,655	19,511

Gain on sale of real estate	969	—
Loss from early extinguishment of debt	—	(360)
Interest income	839	675
Equity in net loss of unconsolidated real estate entities	(3,169)	(2,971)
Minority interests—unitholders in the Operating Partnership	593	2,692
Minority interests in consolidated real estate entities	25	(524)

Loss before benefit for income taxes	(486)	(2,327)
Benefit for income taxes	231	899

Net loss	$(255)	$(1,428)

Basic loss per share	$(0.02)	$(0.10)
Diluted loss per share	(0.02)	(0.10)

Weighted average common shares—basic	14,373,318	14,320,779
Weighted average common shares—diluted	14,373,318	14,320,779

Reconciliation of net loss to earnings before depreciation, amortization and deferred taxes (EBDT) (a):

Net loss	$(255)	$(1,428)
Adjustments:
Deferred income tax expense benefit	(231)	(899)
Minority interests	(618)	(2,167)
Depreciation and amortization	3,059	3,105
Amortization of loan costs	81	172
Unconsolidated real estate entities:
Depreciation and amortization	3,854	3,227
Depreciation and amortization from discontinued operations	12	—
Amortization of loan costs	412	292

EBDT	$6,314	$2,302

TPGI share of EBDT (b)	$2,846	$1,067

EBDT per share—basic	$0.20	$0.07

EBDT per share—diluted	$0.20	$0.07

Reconciliation of net loss to after tax cash flow (ATCF) (c):
Net loss	$(255)	$(1,428)
Adjustments:
Deferred income tax expense (benefit)	(231)	(899)
Minority interests	(618)	(2,167)
Depreciation and amortization	3,059	3,105
Amortization of loan costs	81	172
Non-cash compensation expense	709	145
Straight-line rent adjustments	1,481	1,329
Fair market value of rent adjustments	(2)	(69)
Unconsolidated real estate entities:
Depreciation and amortization	3,854	3,227
Depreciation and amortization from discontinued operations	12	—
Amortization of loan costs	412	292
Straight-line rent adjustments	(906)	(696)
Fair market value of rent adjustments	(114)	24

ATCF	$7,482	$3,035

TPGI share of ATCF (b)	$3,373	$1,407

ATCF per share—basic	$0.23	$0.10

ATCF per share—diluted	$0.23	$0.10
Weighted average common shares—basic	14,373,318	14,320,779
Weighted average common shares—diluted	14,428,607	14,326,739

(a)	EBDT is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. EBDT as we define it excludes the following items: i) deferred income tax expense (benefit); ii) minority interests; iii) non-cash charges for depreciation and amortization; and iv) amortization of loan costs. EBDT provides a performance measure that, when compared year over year, reflects the impact to operations from changes to occupancy rates, rental rates, operating costs, development and redevelopment activities, general and administrative expenses, and interest costs, and provides perspective on operating performance not immediately apparent from net income. EBDT should be considered only as a supplement to net income as a measure of our performance. EBDT also assists management in identifying trends for purposes of financial planning and forecasting results. However, the usefulness of EBDT as a performance measure is limited and EBDT should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. EBDT also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

(b)	Based on an interest in our operating partnership of 45.08% and 46.37% for the three months ended March 31, 2007 and 2006, respectively.

(c)	ATCF is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define ATCF as net income (loss) excluding the following items: i) deferred income tax expense (benefit); ii) minority interests; iii) non-cash charges for depreciation and amortization; iv) amortization of loan costs; v) non-cash compensation expense; vi) the adjustment to recognize rental revenues using the straight-line method; and vii) the adjustment to rental revenue to reflect the fair-market value of rents. Management utilizes ATCF data in assessing performance of our business operations in period to period comparisons and for financial planning purposes. ATCF should be considered only as a supplement to net income as a measure of our performance. ATCF should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. ATCF also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

THOMAS PROPERTIES GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Investments in real estate	$461,949	$442,798
Less accumulated depreciation	(109,241)	(106,644)

	352,708	336,154
Investments in unconsolidated real estate entities	47,895	52,364
Cash and cash equivalents	53,700	64,343
Restricted cash	18,841	21,500
Rents and other receivables, net	2,502	2,195
Receivables—unconsolidated real estate entities	3,639	4,074
Deferred rents	16,142	17,610
Deferred leasing and loan costs, net	14,567	14,707
Other assets	19,648	5,133

Total assets	$529,642	$518,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage, other secured, and unsecured loans	$334,452	$331,828
Accounts payable and other liabilities	47,071	35,458
Dividends and distributions payable	1,934	1,916
Prepaid rent	3,762	3,558
Deferred tax liability	1,761	2,392

Total liabilities	388,980	375,152
Minority interests:
Unitholders in the Operating Partnership	75,982	76,390
Minority interests in consolidated real estate entities	4,129	4,288

Total minority interests	80,111	80,678
Common stock	144	144
Limited voting stock	167	167
Additional paid-in capital	70,658	71,095
Retained deficit and dividends	(10,418)	(9,156)
Total stockholders’ equity	60,551	62,250

Total liabilities and stockholders’ equity	$529,642	$518,080

Contact:	Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana Laing, Chief Financial Officer
213-613-1900